Exhibit 99.2

Precigen Announces Proposed $30 Million Public Offering of Common Stock

GERMANTOWN, MD, August 6, 2024 - Precigen, Inc. (Nasdaq: PGEN) today announced it has commenced a $30.0 million underwritten public offering of its common stock. In addition, Precigen intends to grant the underwriters a 30-day option to purchase up to an additional $4.5 million of common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the size or terms of the offering. All of the shares in the proposed offering are to be sold by Precigen.

Stifel is acting as the sole book-running manager for the offering.

The public offering will be made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and became effective on January 17, 2024. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and base prospectus relating to this offering may be obtained, when available, from Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at +1(415) 364-2720 or by email at syndprospectus@stifel.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Precigen

Precigen (Nasdaq: PGEN) is a dedicated discovery and clinical stage biopharmaceutical company advancing the next generation of gene and cell therapies using precision technology to target the most urgent and intractable diseases in our core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. Our technologies are designed to enable us to find innovative solutions for affordable biotherapeutics in a controlled manner. Precigen operates as an innovation engine progressing a preclinical and clinical pipeline of well-differentiated therapies toward clinical proof-of-concept and commercialization.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon Precigen’s current expectations and projections about future events, including the proposed public offering and the size or terms of such offering. Various factors may cause differences between Precigen’s expectations and actual results. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering, as well as that we have broad discretion in the use of proceeds. There can be no assurance that Precigen will be able to complete the proposed public offering on the anticipated terms, or at all. For further information on potential risks and uncertainties, and other important factors, any of which could cause Precigen’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Precigen’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

 Investor Contact:
Steven M. Harasym
Vice President, Investor Relations
Tel: +1 (301) 556-9850
investors@precigen.com

Media Contacts:
Donelle M. Gregory
press@precigen.com

Glenn Silver
Lazar-FINN Partners
glenn.silver@finnpartners.com